Filed Pursuant to Rule 424(B)(3)
Registration No. 333-121047

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 3, 2005

     Based on our review of certifications provided to us in connection with various sale transactions we believe that:

•	Venture Tech Solutions Private Limited (“Venture Tech Solutions”), a selling stockholder, sold to Fiserv Securities Inc. 300,000 ADSs, representing 300,000 equity shares; and

•	Venture Tech Solutions sold to Venture Tech Assets Limited 483,326 restricted ADSs, representing 483,326 equity shares.

Giving effect to these transactions, we believe that Venture Tech Solutions continues to own an aggregate of 2,750,000 equity shares, or approximately 7.8% of our outstanding equity shares.

SELLING STOCKHOLDERS

     The table of selling stockholders and related footnotes in the “Selling Stockholders” section of the prospectus are amended as set forth below. This information is based upon information provided by the selling stockholders. The percentage ownership data is based on 35,380,278 equity shares outstanding as of June 8, 2005.

	Equity Shares			Equity Shares
	Beneficially Owned		Equity Shares	Beneficially Owned
	Prior to the		Offered by This	Subsequent to this
	Offering (1)		Prospectus	Offering (1)(2)
Name of Selling
Stockholder	Shares	Percent		Shares	Percent
Venture Tech Solutions Private Limited (3)	2,750,000	7.8%	2,750,000	0	0
Venture Tech Assets Limited (4)	483,326	1.4%	483,326	0	0

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Equity shares subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of June 14, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Assumes the sale of all ADSs offered hereby.

(3)	The address of Venture Tech Solutions Private Limited is 12, Subba Rao Avenue, Chennai 600 106, India. Messrs. Sandeep Reddy and N. Mal Reddy, directors of Venture Tech, exercise voting control and dispositive power over the equity shares owned by Venture Tech. Mr. Sandeep Reddy is also a director of our company. As set forth in the Schedule 13D filed by Venture Tech Solutions Private Limited, as amended, Venture Tech Assets Limited is an affiliate of Venture Tech Solutions Private Limited, and Venture Tech Solutions Private Limited may be deemed to share beneficial ownership of 483,326 shares owned by Venture Tech Assets Limited. Also as set forth in the Schedule 13D filed by it, by virtue of the Investors Rights Agreement dated October 7, 2002, Venture Tech Solutions Private Limited may be deemed to share beneficial ownership of shares owned by Satyam Computer Services and SAIF. Venture Tech Solutions disclaims such beneficial ownership of shares held by Satyam Computer Services and SAIF.

(4)	The address of Venture Tech Assets Limited is 15/102 Rochester Row, London SW1P 1JP, United Kingdom. Mr. Sandeep Reddy, sole director of Venture Tech Assets Limited, exercises voting control and dispositive power over the equity shares owned by Venture Tech Assets Limited. Mr. Sandeep Reddy is also a director of our company. As set forth in the Schedule 13D filed by Venture Tech Solutions Private Limited, as amended, Venture Tech Assets Limited is an affiliate of Venture Tech Solutions Private Limited, and Venture Tech Assets Limited may be deemed to share beneficial ownership of 2,750,000 shares owned by Venture Tech Solutions Private Limited. Also as set forth in the Schedule 13D filed by Venture Tech Solutions Private Limited, by virtue of the Investors Rights Agreement dated October 7, 2002 and its affiliation with Venture Tech Solutions Private Limited, Venture Tech Assets Limited may be deemed to share beneficial ownership of shares owned by Satyam Computer Services and SAIF. Venture Tech Assets Limited disclaims such beneficial ownership of shares held by Satyam Computer Services and SAIF.

June 14, 2005